UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 3, 2020

PIONEER NATURAL RESOURCES COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-13245	75-2702753
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Hidden Ridge
Irving, Texas 75038
(Address of principal executive offices and zip code)
(972) 444-9001
(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $.01 per share	PXD	New York Stock Exchange

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act.   ☐

Item 1.01 Entry into a Material Definitive Agreement
On April 3, 2020, Pioneer Natural Resources Company (the "Company") entered into a 364-Day Credit Agreement (the "Credit Agreement") with Wells Fargo Bank, National Association, as Administrative Agent, and the other agents and lenders party thereto. The Credit Agreement provides for an unsecured revolving credit facility with commitments in an aggregate amount of $905 million as of April 3, 2020. The Company has the option to increase the commitments under the Credit Agreement by up to an additional $95 million for a total of $1 billion, subject to, among other things, additional lenders providing additional commitments and loans. The Credit Agreement and the loans provided thereunder will mature on April 2, 2021, provided that the Company may, at its election, extend the maturity date to April 1, 2022 to the extent that the lenders agree to such extension. As of April 6, 2020, no amount was drawn under the Credit Agreement. Borrowings under the Credit Agreement may be used for the Company’s general corporate purposes.
The Company is required to pay fees on the daily amount of the unused commitment of each lender at a rate equal to a defined commitment fee rate, which is currently equal to 0.375% based on the Company’s debt rating. The interest rate calculation for borrowings is based on the Company's debt rating, and borrowings under the Credit Agreement may comprise either alternate base rate ("ABR") loans or Eurodollar loans. ABR loans bear interest at a rate per annum equal to (a) a defined alternate base rate margin, which is currently equal to 0.750% based on the Company’s debt rating, plus (b) the highest of (i) the prime rate publicly announced from time to time by Wells Fargo Bank, National Association, (ii) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System as published on the next succeeding business day, plus 0.50% or (iii) a base Eurodollar rate, substantially equal to LIBOR, plus 1.00% (the highest rate of (i) through (iii) above is referred to herein as the "Alternate Base Rate"). Eurodollar loans bear interest at rate per annum equal to (a) a margin (the "Applicable Margin"), which is currently equal to 1.750% based on the Company’s debt rating, plus (b) a base Eurodollar rate, substantially equal to LIBOR. The terms of the Credit Agreement provide for customary representations and warranties, negative and affirmative covenants and events of default. The lenders may declare any outstanding obligations under the Credit Agreement immediately due and payable upon the occurrence, and during the continuance of, an event of default.
Affiliates of certain of the lenders under the Credit Agreement have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to the Company and its affiliates in the ordinary course of business, for which they received customary fees and reimbursement of expenses. In addition, the Company is a party to and expects to continue to enter into derivative instruments with certain of the lenders or their affiliates in connection with risk management activities relating to commodity prices and interest rates.
This description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement    of a Registrant into a Material Definitive Agreement
The disclosure provided in Item 1.01 "Entry into a Material Definitive Agreement" is incorporated by reference into this Item 2.03 as if fully set forth herein.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description
10.1(a)	364-Day Credit Agreement dated as of April 3, 2020, among the Company, as the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and certain other agents and lenders.
______________________
(a)Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Margaret M. Montemayor
Margaret M. Montemayor
Vice President and Chief Accounting Officer

Date:	April 6, 2020